EXHIBIT 99.1

GSE Reports Second Quarter 2013 Results

HOUSTON, TX – August 9, 2013 – GSE Holding, Inc. (the “Company” or “GSE”) (NYSE: GSE), a leading global provider of highly engineered geosynthetic containment solutions for environmental protection and confinement applications, today reported its financial results for the Company’s second quarter of 2013.

Selected financial results for the second quarter of 2013:
•	Net sales of $108.2 million vs. $139.2 million in 2Q 2012
•	Gross margin of 12.2% vs. 17.4% in 2Q 2012
•	Adjusted EBITDA of $3.9 million vs. $16.0 million in 2Q 2012
•	A goodwill impairment charge of $26.4 million was recorded relative to the European business
•	GAAP net loss of $33.9 million or a loss of $1.69 per diluted share, compared to net income of $3.8 million or $0.18 per diluted share in 2Q 2012
•	Adjusted net loss of $6.9 million or a loss of $0.34 per diluted share

Chuck Sorrentino, interim President and Chief Executive Officer stated that, “After recently being named interim President and CEO I have undertaken a more in-depth review of our operations. Our business faced significant challenges in the first half of 2013 in the form of a prolonged European recession and competitive pressures that were further exacerbated by poor weather conditions. Operating results were also pressured in the Americas, where a capacity surplus has outstripped demand, pressuring margins. Despite these near-term headwinds, we believe that we still maintain strong leadership positions in our end-markets. It’s our challenge to demonstrate the differentiated nature of our value added products to our customers in each of the end-markets that we serve. We face a difficult road ahead, but we believe that our focus on continued innovation while streamlining operations will result in an improved second half of 2013.”

Second Quarter Summary

Total net sales for the second quarter were $108.2 million, compared to $139.2 million for the prior year period. Gross profit was $13.2 million in the second quarter of 2013 compared to $24.2 million in the prior year period, resulting in gross margin for the second quarter of 2013 to decline to 12.2% from 17.4% in the prior year period.

During the second quarter of 2013, the Company performed an interim assessment of goodwill related to its Europe Africa reporting unit due to indications that the fair value of this reporting unit may be less than its carrying amount.  Such indications included prolonged weak economic conditions, under-achievement of previous financial projections and projected continued difficulties in the European market. Based on this assessment, an impairment charge totaling $26.4 million was recorded.

GAAP net loss for the quarter was $33.9 million, or ($1.69) per diluted share, compared to net income of $3.8 million, or $0.18 per diluted share in the prior year period. Adjusted EBITDA was $3.9 million compared to $16.0 million in the prior year period.  Adjusted net loss in the quarter was $6.9 million, or ($0.34) per diluted share compared to adjusted net income of $5.8 million or $0.29 per diluted share in the prior year period.

The lower adjusted EBITDA for the first half of 2013 caused GSE to breach its covenant in respect to its total leverage ratio for June 30, 2013 as contained in its U.S. Credit Facility, which was detailed in the Company’s Current Report on Form 8-K filed on August 2nd.  The Company obtained a waiver of default from its lenders and amended the credit facility.

Conference Call

GSE will hold a conference call today, August 9, 2013 at 10:00 a.m. Central Time to discuss the Company’s operating results. The conference call can be accessed by dialing 877-616-4476 (domestic) or 402-875-4763 (international). A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-855-859-2056, or for international callers, 1-404-537-3406. The passcode for the live call and the replay is 27152899. The telephonic replay will be available until 11:59 pm (Eastern Time) on August 15, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call via the Investor Relations section of GSE’s website at http://ir.gseworld.com.

Use of Non-GAAP Financial Measures (Adjusted EBITDA and Adjusted Net Income)

Adjusted EBITDA represents net income (loss) before interest expense, income tax expense, depreciation, goodwill impairment, amortization of intangibles, loss (gain) on foreign currency transactions, restructuring expenses, certain professional fees, stock-based compensation expense, public offering related costs, loss on extinguishment of debt and management fees. Adjusted Net Income represents Net Income attributable to GSE Holding, Inc. before public offering related costs and public offering related interest expense, loss on extinguishment of debt, certain professional fees and management fees.   Adjusted EBITDA and Adjusted Net Income are “non-GAAP financial measures,” and are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA and Adjusted Net Income should not be considered as alternatives to net income, income from continuing operations, earnings per share or any other performance measure derived in accordance with GAAP. The presentation of Adjusted EBITDA and Adjusted Net Income should not be construed to imply that future results will be unaffected by unusual or non-recurring items.  Management believes these measures are meaningful to investors to enhance their understanding of the Company’s financial performance.   Management’s calculation of these measures may not be comparable to similarly titled measures reported by other companies.  A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, appears in the section of this press release titled “Reconciliation of Net Income (Loss) to Adjusted EBITDA”. A reconciliation of Adjusted Net Income to net Income (loss) appears in the section of this press release titled “Reconciliation of Net Income (Loss) to Adjusted Net Income”.

About GSE Holding, Inc.

GSE is a global manufacturer and marketer of geosynthetic lining solutions, products and services used in the containment and management of solids, liquids, and gases for organizations engaged in waste management, mining, water, wastewater, and aquaculture.

GSE has a long history of manufacturing quality geosynthetic lining systems and developing innovative products. The Company's principal products are polyethylene-based geomembranes, geonets, geocomposites, geosynthetic clay liners, concrete protection liners and vertical barriers. GSE manufactures products primarily to line or cap hazardous and non-hazardous waste landfills; contain materials generated in certain mining processes; and contain water, liquid waste and industrial products in ponds, tanks, reservoirs, sewers, and canals. Headquartered in Houston, Texas, USA, GSE maintains sales offices throughout the world and manufacturing facilities in the United States, Chile, Germany, Thailand and Egypt.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements give management’s current expectations and projections relating to the Company’s financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.  The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of future performance, taking into account the information currently available to management.  Important factors that could cause actual results to differ materially from statements included in this press release can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other documents filed with the SEC.  These documents are available in the Investor Relations section of the Company’s website at http://www.gseworld.com.

The Company cannot assure you that it will realize the results or developments it expects or anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way it expects. The forward-looking statements included in this press release are made only as of the date hereof. Management undertakes no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Financial Tables

GSE Holding, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,940	$18,068
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1,946 and $869, respectively	82,952	96,987
Other	3,344	3,626
Inventory, net	73,382	64,398
Deferred income taxes	1,299	1,111
Prepaid expenses and other	5,209	6,681
Income taxes receivable	1,739	1,538
Total current assets	180,865	192,409
Property, plant and equipment, net	74,618	70,172
Goodwill	34,888	58,895
Other assets	16,715	14,622
TOTAL ASSETS	$307,086	$336,098
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$43,046	$36,632
Accrued liabilities and other	16,349	23,045
Short-term debt	12,344	985
Current portion of long-term debt	3,112	3,147
Total current liabilities	74,851	63,809
Other liabilities	1,195	1,211
Deferred income taxes	—	1,078
Long-term debt, net of current portion	165,727	167,282
Total liabilities	241,773	233,380
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 150,000,000 shares authorized, 20,379,350 and 19,846,684 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	204	198
Additional paid-in capital	131,280	130,617
Accumulated deficit	(64,712)	(28,372)
Accumulated other comprehensive income (loss)	(1,459)	275
Total stockholders’ equity	65,313	102,718
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,086	$336,098

GSE Holding, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$108,201	$139,168	$203,335	$234,085
Cost of Products	94,992	114,958	176,869	195,485
Gross profit	13,209	24,210	26,466	38,600
Selling, general and administrative expenses	13,422	11,814	27,461	22,739
Non-recurring initial public offering related costs	—	—	—	9,655
Amortization of intangibles	395	297	754	598
Impairment of goodwill	26,423	—	26,423	—
Operating income (loss)	(27,301)	12,099	(28,172)	5,608
Other expenses (income):
Interest expense, net of interest income	3,686	3,890	7,449	9,637
Loss on extinguishment of debt	—	1,555	—	1,555
Other expense	643	860	982	418
Income (loss) from continuing operations before income taxes	(31,360)	5,794	(36,603)	(6,002)
Income tax provision (benefit)	2,533	2,078	(263)	2,727
Income (loss) from continuing operations	(33,893)	3,716	(36,340)	(8,729)
Income (loss) from discontinued operations, net of tax	—	80	—	(241)
Net income (loss)	(33,893)	3,796	(36,340)	(8,970)
Other comprehensive income (loss):
Foreign currency translation adjustment	(232)	(1,844)	(1,734)	(708)
Comprehensive income (loss)	$(34,125)	$1,952	$(38,074)	$(9,678)

Basic net income (loss) per common share:
Continuing operations	$(1.69)	$0.19	$(1.82)	$(0.51)
Discontinued operations	—	0.01	—	(0.01)
	$(1.69)	$0.20	$(1.82)	$(0.52)
Diluted net income (loss) per common share:
Continuing operations	$(1.69)	$0.18	$(1.82)	$(0.51)
Discontinued operations	—	0.01	—	(0.01)
	$(1.69)	$0.19	$(1.82)	$(0.52)
Basic weighted-average common shares outstanding	20,067	19,338	19,985	17,230
Diluted weighted-average common shares outstanding	20,067	20,399	19,985	17,230

GSE Holding, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities:
Net loss	$(36,340)	$(8,970)
Loss from discontinued operations	—	241
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Impairment of goodwill	26,423	—
Depreciation and amortization	8,746	9,315
Loss on extinguishment of debt	—	1,555
Stock-based compensation	433	4,341
Changes in operating assets and liabilities, net of effect of acquisitions:
Decrease (increase) in accounts receivable	15,591	(21,191)
Increase in inventory	(9,081)	(14,282)
Increase in accounts payable	4,022	3,606
All other items, net	(4,838)	(9,418)
Net cash provided by (used in) operating activities – continuing operations	4,956	(34,803)
Net cash used in operating activities – discontinued operations	—	(143)
Net cash provided by (used in) operating activities	4,956	(34,946)
Cash flows from investing activities:
Purchase of property, plant and equipment	(10,851)	(13,206)
Acquisition of business, net of cash acquired	(9,657)	—
Net cash used in investing activities	(20,508)	(13,206)
Cash flows from financing activities:
Proceeds from lines of credit	61,986	53,673
Repayments of lines of credit	(51,129)	(51,013)
Proceeds from long-term debt	—	22,000
Repayments of long-term debt	(1,164)	(42,073)
Net proceeds from the exercise of stock options	235	—
Payments for debt issuance costs	(264)	(1,260)
Net proceeds from initial public offering	—	65,927
Net cash provided by financing activities – continuing operations	9,664	47,254
Effect of exchange rate changes on cash – continuing operations	760	560
Effect of exchange rate changes on cash – discontinued operations	—	26
Net decrease in cash and cash equivalents	(5,128)	(312)
Cash and cash equivalents at beginning of period	18,068	9,076
Cash and cash equivalents at end of period	$12,940	$8,764

GSE Holding, Inc.
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Net (loss) income	$(33,893)	$3,796	$(36,340)	$(8,970)
(Income) loss from discontinued operations, net of tax	—	(80)	—	241
Interest expense, net	3,686	3,890	7,449	9,637
Income tax expense (benefit)	2,533	2,078	(263)	2,727
Depreciation and amortization expense	3,847	3,522	7,573	7,066
Foreign exchange loss	388	631	759	58
Impairment of goodwill	26,423	—	26,423	—
Loss on extinguishment of debt	—	1,555	—	1,555
Restructuring expense	189	33	189	93
Professional fees	357	559	953	597
Stock-based compensation expense	279	35	433	35
Public offering related costs	—	—	—	9,655
Management fees	—	14	—	229
Other	101	10	109	144
Adjusted EBITDA	$3,910	$16,043	$7,285	$23,067

GSE Holding, Inc.
Reconciliation of Net (Loss) Income to Adjusted Net Loss
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net Income (loss)	$(33,893)	$3,796	$(36,340)	$(8,970)
(Income) loss from discontinued operations, net of income tax	—	(80)	—	241
Impairment of goodwill	26,423	—	26,423	—
Restructuring expense	189	—	189	—
Professional fees	300	559	896	559
Loss on extinguishment of debt	—	1,555	—	1,555
Public offering related costs	—	—	—	9,655
IPO interest expense	—	—	—	1,470
Management fees	—	14	—	229
Other	112	—	112	37
Adjusted net (loss) income	$(6,869)	$5,844	$(8,720)	$4,776
Diluted weighted average common shares outstanding	20,067	20,399	19,985	17,230
Adjusted (loss) net income per diluted share	$(0.34)	$0.29	$(0.44)	$0.28